Exhibit 107

Registrant Name in English, if applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered and Carry Forward Securities

		Fee
		Calculation			Proposed	Maximum
		or Carry			Maximum	Aggregate		Amount of
Security	Security	Forward		Amount	Offering	Offering		Registration
Type	Class Title	Rule		Registered	Price	Price(1)	Fee Rate	Fee (2)
Fees to be Paid
Equity	Units, each consisting of: (i) one share of common stock, $0.001 par value per share (“Common Stock”); (ii) one Series A Warrant to purchase one share of Common Stock (the “Series A Warrant”); and (iii) one Series B Warrant to purchase one share of Common Stock (together with the Series A Warrant, “Series Warrants”)	-		-	-	$12,000,000	$0.00014760	$1,771.20
Equity	Common Stock included as part of the Units which include a share of Common Stock(2)	457	(o)	-	-	$-	$-	$-
Equity	Units, each consisting of: (i) one Pre-Funded Warrant exercisable for one share of Common Stock; and (ii) the Series Warrants(3)	-		-	-	$-	$-	$-
Equity	Pre-Funded Warrants to purchase Common Stock, included as part of the Units which include a Pre-Funded Warrant(3)	457	(g)	-	-	$-	$-	$-
Equity	Common Stock underlying Pre-Funded Warrants(4)	457	(o)	-	-	$-	$-	$-
Equity	Series Warrants to Purchase Common Stock, included as part of the Units(4)	457	(g)	-	-	$-	$-	$-
Equity	Common Stock underlying Series Warrants(6)	457	(o)	-	-	$36,960,000	$0.00014760	$5,455.30
Equity	Placement Agent Warrants (4)	457	(g)
Equity	Common Stock underlying Placement Agent Warrants(5)	457	(o)			$924,000	0.00014760	136.38
	TOTAL OFFERING AMOUNTS					$49,884,000		$7,362.88
	TOTAL FEES PREVIOUSLY PAID							$4,501.80
	NET FEES DUE							$2,861.08

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(3)	The registrant may issue Units which include a Pre-Funded Warrant to purchase Common Stock in lieu of a share of Common Stock in the offering. The purchase price of each Unit which includes a Pre-Funded Warrant will equal the price per share at which Units which include a share of Common Stock are being sold to the public in this offering, minus $0.0001, which constitutes the pre-funded portion of the exercise price of the Pre-Funded Warrants, and the remaining unpaid exercise price of the Pre-Funded Warrants will equal $0.0001 per share (subject to adjustment as provided for therein). The proposed maximum aggregate offering price of the Units which include a share of Common Stock will be reduced on a dollar-for-dollar basis based on the offering price of any Units which include a Pre-Funded Warrant issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Units which include a share of Common Stock and Units which include a Pre-Funded Warrant is $12,000,000.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. The placement agent warrants are exercisable for up to the number of shares of common stock equal to 5.0% of the aggregate number of Units sold in this offering at a per share exercise price equal to the exercise price of the Series A Warrants and Series B Warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the placement agent warrants is $924,000.00, which is equal to 154% of $600,000.00 (5.0% of the proposed maximum aggregate offering price of $12,000,000.00).

(6)	The exercise price of the Series Warrants will be equal to 154% of the public offering price of the Units.